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                            LIDO ASSOCIATES, L.L.C.
                             4343 VON KARMAN AVENUE
                            NEWPORT BEACH, CA 92660
                                JANUARY 14, 1997

To Holders of Units of Limited Partnership Interests ("Units") of:
    T. ROWE PRICE REALTY INCOME FUND I, a No-Load Limited Partnership ("TRP I"),
    T. ROWE PRICE REALTY INCOME FUND II, America's Sales-Commission-Free Real Estate Limited Partnership ("TRP II"),
    T. ROWE PRICE REALTY INCOME FUND III, America's Sales-Commission-Free Real Estate Limited Partnership ("TRP III"), and
    T. ROWE PRICE REALTY INCOME FUND IV, America's Sales-Commission-Free Real Estate Limited Partnership ("TRP IV") (collectively, the "Partnerships").

Dear Unitholder:

    On December 20, 1996, T. Rowe Price Real Estate Group, Inc., the general partner of the Partnerships (the "General Partner") filed Schedule 14D-9 responses ("Responses") to our tender offers (the "Offers") for Units in the Partnerships. We are amending each of the Offers to extend the Expiration Date (as defined in the Offers) to January 31, 1997, and to clarify a statement in the Responses that reads as follows: "THE FIVE T. ROWE PRICE REAL ESTATE FUNDS SOLD SEVEN COMPLETE PROPERTIES DURING THE PAST THREE YEARS, NONE BELOW THE ESTIMATED RANGE USED IN THE PRIOR YEAR'S UNIT VALUATION, AND FOUR ABOVE THE RANGE."

       -AS TO EACH OF THE PROPERTIES SOLD BY THE PARTNERSHIPS IN THE LAST
        TWO YEARS, THE GENERAL PARTNER'S "PRIOR YEAR'S UNIT VALUATION" INCLUDED WRITEDOWNS OF SUCH PROPERTIES' VALUES.

       -THE WRITEDOWNS "ARE BASED UPON THE GENERAL PARTNER'S CONCERN
        THAT THE PARTNERSHIP MAY BE UNABLE TO RECOVER THE NET CARRYING VALUE OF CERTAIN PROPERTIES THROUGH FUTURE OPERATIONS AND SALE." (SEE THE TRP III FORM 10-K FOR YEAR ENDED DECEMBER 31, 1995).

       -AS DISCLOSED ON EXHIBIT A, THE PARTNERSHIPS HAVE WRITTEN DOWN
        PARTNERSHIP PROPERTY VALUES BY NEARLY $34 MILLION, INCLUDING OVER $4.5 MILLION IN 1996.

       -THERE IS NO GUARANTEE OR ASSURANCE THAT THE PARTNERSHIPS'
        PROPERTIES WILL NOT BE SUBJECT TO FURTHER WRITEDOWNS.

       -OUR OFFERS ARE EQUAL TO 75% OF NET ASSET VALUE. THE RECENT OFFERS
        BY FIR INVESTORS, LLC WERE EQUAL TO 40%, 41% AND 27% OF NET ASSET VALUE FOR TRP I, TRP II AND TRP III, RESPECTIVELY.

       -OUR OFFERS REPRESENT THE PER UNIT DISCOUNT AS SET FORTH IN
        EXHIBIT A. GIVEN HOW MANY UNITS YOU OWN, PLEASE WEIGH THE CERTAINTY OF OUR OFFER AGAINST THE POSSIBILITY OF ADDITIONAL PROPERTY VALUE WRITEDOWNS AND OTHER OWNERSHIP RISKS COUPLED WITH THE TAX RETURN PREPARATION AND OTHER COSTS ASSOCIATED WITH CONTINUED UNIT OWNERSHIP.

    The Offers and the related withdrawal rights and proration periods, as amended, each shall expire on Friday, January 31, 1997. Please find attached Supplement No. 1 to your Offer. Should you need assistance in completing the Letter of Transmittal or should you have any questions of any nature whatsoever, please call The Herman Group, Inc. toll-free at 1-800-992-6213.

                                          Sincerely,
                                          Lido Associates, L.L.C.

                                   EXHIBIT A

A. PROVISIONS FOR VALUE IMPAIRMENTS, VALUATION ALLOWANCES, AND LOAN LOSSES (COLLECTIVELY, "PROVISIONS").

                 TOTAL PROVISIONS    ADDITIONAL PROVISIONS                          TOTAL PROVISIONS
                 THROUGH DEC. 31,      THROUGH SEPT. 30,      TOTAL PROVISIONS        AS PERCENT OF
PARTNERSHIP          1995(1)                1996(1)           PER PARTNERSHIP      ORIGINAL INVESTMENT
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TRP I.........    $    7,451,000         $   3,189,000        $     10,640,000               11.7%
TRP II........    $    7,680,000         $   1,383,000        $      9,063,000               10.8%
TRP III.......    $   11,106,000                              $     11,106,000               17.5%
TRP IV........    $    3,052,000                              $      3,052,000                7.9%
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  TOTAL.......    $   29,289,000         $   4,572,000        $     33,861,000

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1.  Information sources are (a) Form 10-K for the years ended September 30, 1995 and 1996 filed with the Securities and Exchange Commission (the
    "Commission") by (TRP I); (b) Form 10-K for the year ended December 31, 1995 filed with the Commission by each of TRP II, TRP III, and TRP IV; and (c) Form 10-Q for the quarter ended September 30, 1996 filed with the Commission by each of TRP II, TRP III, and TRP IV.

B.  LIDO OFFER--DISCOUNT PER UNIT

                                     ORIGINAL PRICE       MOST RECENT        LIDO ASSOCIATES     DISCOUNT
PARTNERSHIP                             PER UNIT      NET ASSET VALUE(1)     OFFER PER UNIT      PER UNIT
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TRP I..............................     $   1,000          $     398            $     298        $     100
TRP II.............................     $   1,000          $     432            $     324        $     108
TRP III............................     $     250          $     143            $     107        $      36
TRP IV.............................     $      50          $      30            $      22        $       8
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

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1.  Most recent Net Asset Value figures are as reported by the General Partner, except for TRP II, where Lido Associates, L.L.C. has subtracted the $1,383,000 AMCC property valuation allowance reported in the TRP II September 30, 1996 Form 10-Q.